                                                                  Exhibit 10.1

                      AMENDMENT TO STOCK PURCHASE AGREEMENT


         AMENDMENT, dated as of December 10, 2003, to STOCK PURCHASE AGREEMENT, dated as of November 26, 2003 (the "Stock Purchase Agreement"), between FUR INVESTORS LLC, a Delaware limited liability company ("Purchaser"), and FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, an Ohio business trust (the "Company").

         WHEREAS, the parties hereto are the desirous of changing the form of Advisory Agreement to be entered into between the Company and an affiliate of Purchaser at the closing of the Stock Purchase Agreement.

         FIRST: The form of Advisory Agreement attached as Annex B to the Stock Purchase Agreement is hereby replaced with the form of Advisory Agreement annexed hereto as Annex B.

         SECOND: Except as provided herein, the provisions of the Stock Purchase Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, Purchaser and the Company have caused this Amendment to the Stock Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            FUR INVESTORS, LLC



                                            By:  /s/ Michael L. Ashner
                                                 ------------------------------
                                            Name:    Michael L. Ashner
                                            Title:   Manager



                                            FIRST UNION REAL ESTATE EQUITY AND
                                                MORTGAGE INVESTMENTS

                                            By:  /s/ Neil Koenig
                                                 ------------------------------
                                            Name: Neil Koenig
                                            Title: CFO

                                                                 ANNEX B





                               ADVISORY AGREEMENT

                                     BETWEEN

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                                       AND

                                FUR ADVISORS LLC





                        Dated as of __________ ___, 2004

                               ADVISORY AGREEMENT

         THIS AGREEMENT, made as of __________ ___, 2004, between FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, an Ohio business trust corporation (the "Trust") and FUR ADVISORS LLC (the "Advisor").

         WHEREAS, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of November 26, 2003 between the Trust and FUR Investments LLC, an affiliate of the Advisor ("FUR"), FUR is purchasing common shares of beneficial interest of the Trust on the date hereof;

         WHEREAS, the Trust's Board of Trustees (the "Board") has approved and adopted the transactions contemplated by the Stock Purchase Agreement and has determined that such transactions would be in the best interest of the holders of the Trust's common shares of beneficial interest;

         WHEREAS, pursuant to the Stock Purchase Agreement, the Trust and FUR have agreed to enter into this Agreement with respect to the management of the affairs of the Trust;

         WHEREAS, the Trust intends to continue to be qualified as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:


                                   ARTICLE I

                              RETENTION OF ADVISOR

         Subject to the terms and conditions hereinafter set forth, the Trust hereby retains the Advisor to undertake the duties and responsibilities hereinafter set forth. By its execution and delivery of this Agreement, the Advisor represents and warrants that (i) it is duly organized, validly existing, in good standing under the laws of the state of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and (ii) the person signing this Agreement for the Advisor is duly authorized to execute this Agreement on the Advisor's behalf.


                                   ARTICLE II

                           RESPONSIBILITIES OF ADVISOR

         2.1 GENERAL RESPONSIBILITY. Subject to the supervision of the Board, the Advisor shall:

                  (i) serve as the Trust's investment and financial advisor and recommend changes in the Trust's investment policies, when appropriate;

                  (ii) investigate and evaluate investment opportunities and recommend them to the Board;

                  (iii) administer the day-to-day operations of the Trust;

                  (iv) investigate, select and conduct relations and enter into appropriate contracts on behalf of the Trust with other individuals, corporations and entities in furtherance of the investment activities of the Trust;

                  (v) acquire and dispose of investments and funds of the Trust, handle, prosecute and settle any claims of the Trust and handle, defend and settle claims against the Trust;

                  (vi) invest and reinvest any money of the Trust;

                  (vii) negotiate, as appropriate, on behalf of the Trust with investment banking firms, banks and other institutions or investors for public or private sales of securities of the Trust or for other financing on behalf of the Trust;

                  (viii) conduct relations on behalf of the Trust with the Trust's beneficiaries and with securities exchanges and dealers making markets in the Trust's securities;

                  (ix) establish one or more bank accounts in the name of the Trust and deposit into and disburse from such accounts any moneys on behalf of the Trust, provided that no funds in any such account shall be commingled with funds of the Advisor, and the Advisor shall as requested by the Board render appropriate accountings of such deposits and payments to the Board;

                  (x) administer such day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of the Trust and prepare or cause to be prepared such reports (other than the preparation and filing of tax returns) as may be required by any governmental authority in connection with the ordinary conduct of the Trust's business, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Code, the securities and tax statutes of any jurisdiction in which the Trust is obligated to file reports or the rules and regulations promulgated under any of the foregoing;

                  (xi) from time to time, enter into Property Management Agreements and Construction Management Agreements (each as defined below), upon terms set forth in Article 4.2 of this Agreement, in consultation with the Board; and

                  (xii) from time to time, or at any time requested by the Board, make reports to the Board of its performance of the foregoing services.

         2.2 AUTHORITY. The Advisor shall have full discretion and authority pursuant to this Agreement to perform the duties and services specified in
Section 2.1 hereof in such manner as the Advisor reasonably considers appropriate subject to the terms and restrictions contained in the Trust's Trust Agreement, as amended from time to time. In furtherance of the foregoing, the Trust hereby designates and appoints the Advisor or its designee as the agent and attorney-in-fact of the Trust, with full power and authority and without further approval of the Trust, for purposes of accomplishing on its behalf any of the foregoing matters or any matters which are properly the subject matter of this Agreement. The Advisor may execute, in the name and on behalf of the Trust and its affiliates all such documents and take all such other actions which the Advisor reasonably considers necessary or advisable to carry out its duties hereunder.


                                   ARTICLE III

                                 INDEMNIFICATION


         3.1 INDEMNITY. (a) The Trust shall indemnify and hold harmless the Advisor, and its members, officers, affiliates, agents and employees, from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from or in any way connected with the performance by the Advisor of its obligations under this Agreement, other than any liability, claim, demand, expense, fee, suit, loss or cause of action arising from or in any way connected with (i) any acts of the Advisor, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Advisor under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Advisor under this Agreement, or (ii) the gross negligence, willful misconduct or material breach of this Agreement or the violation of applicable laws by the Advisor, its members, officers, affiliates, agents or employees.

         (b) The Advisor shall indemnify and hold harmless the Trust and its Trustees, officers, affiliates, agents and employees, from and against any and all liability, claims, demands, expenses and fees, fines, suits, losses and causes of action of any and every kind or nature arising from third party actions and connected with the performance by the Advisor of its obligations under this Agreement to the extent caused by (i) any acts of the Advisor, or its members, officers, affiliates, agents or employees, outside the scope of the authority of the Advisor under this Agreement unless such person acted in good faith and reasonably believed that his conduct was within the scope of authority of the Advisor under this Agreement, or (ii) the gross negligence, willful misconduct or material breach of this Agreement or the violation of applicable laws by the Advisor, its members, officers, affiliates, agents or employees.

         3.2 ADDITIONAL COSTS; SURVIVAL. The obligation to indemnify set forth in Section 3.1 above shall include the payment of reasonable attorneys' fees and investigation costs, as well as other reasonable costs and expenses incurred by the indemnified party in connection with any such claim. At the option of, and upon receipt of notice from, the indemnified party, the indemnifying party shall promptly and diligently defend any such claim, demand, action or proceeding. The provisions of Sections 3.1 and 3.2 hereof shall survive the expiration or earlier termination of this Agreement.

                                   ARTICLE IV

                                  COMPENSATION

         The Advisor agrees to accept from the Trust, the compensation set forth in this Article IV as full and complete consideration for all services to be rendered by the Advisor pursuant to this Agreement. Except as hereinafter provided, neither the Advisor nor any of its affiliates shall be entitled to receive any other fees or compensation relating to the Trust or its properties, including but not limited to leasing commissions, acquisition fees, disposition fees or loan fees.

         4.1 ANNUAL ASSET MANAGEMENT FEE. The Advisor shall be entitled to receive an annual asset management fee in accordance with the following payment schedule: 1.00% of the Gross Asset Value up to $100 million, .75% of the Gross Asset Value between $100 million and $250 million, .625% of the Gross Asset Value between $250 million and $500 million and .50% of the Gross Asset Value in excess of $500 million. The Gross Asset Value shall be calculated as of the last day of the period in respect of which the annual asset management fee is payable (which amount shall be prorated for any partial year). For purposes of this Paragraph 4.1, the term "Gross Asset Value" on a particular date means the gross asset value of all assets owned, directly or indirectly, by the Trust on that date, as determined, in the case of assets whose values are not readily ascertainable, by the most recent appraisal of such assets by an independent appraiser of national reputation selected by the Trust. This annual fee shall be payable in arrears on a quarterly basis.

         4.2 PROPERTY AND CONSTRUCTION MANAGEMENT FEES. (a) The Trust may, from time to time, enter into separate property management agreements (the "Property Management Agreements") with third parties, the Advisor or an affiliate of the Advisor for each Trust property, pursuant to which the Advisor or its affiliate shall be entitled to receive fees for property management services at a rate for each property that does not exceed a commercially reasonable rate for performing such services for comparable properties in the same geographic location taking into account that the Advisor will not be performing leasing services or receiving leasing commissions. The proposed rates shall be submitted for approval by a majority of the independent trustees on the Board. Such Property Management Agreements may be terminated in the same manner as proscribed in
Section 6.2 of this Agreement and shall contain commercially reasonable and customary terms for such arrangements.

         (b) The Trust may, from time to time, enter into construction management agreements (the "Construction Management Agreements") with third parties, the Advisor or an affiliate of the Advisor with respect to Trust properties, pursuant to which the Advisor or its affiliate shall be entitled to receive fees for construction management services at a rate that does not exceed a commercially reasonable rate for performing such services for comparable properties in the same geographic location. The proposed rates shall be submitted for approval by a majority of the independent trustees on the Board. Such Construction Management Agreements may be terminated in the same manner as proscribed in Section 6.2 of this Agreement and shall contain commercially reasonable and customary terms for such arrangements.

         4.3 LOAN SERVICING FEE. The Advisor shall be entitled to receive an annual fee for providing administrative and clerical services with respect to loans made by the Trust to third parties. The fee for such services shall not exceed a commercially reasonable rate for the provision of such services and shall be subject to the approval of a majority of the independent trustees on the Board.

         4.4 INCENTIVE FEE. (a) As additional compensation for its services hereunder, the Advisor shall be paid a fee (the "Incentive Fee"), at the times and pursuant to the procedures set forth below, equal to twenty percent (20%) of Excess Share Distributions.

         (b) Definitions as used herein:

                  (i) "Excess Share Distributions" means the aggregate of all Distributions after the date hereof in respect of all common shares of beneficial interest of the Trust which exceed the Hurdle as of the date of calculation. The "Hurdle" means (x) $71,300,000, increased by the net issuance price of all common shares of beneficial interests issued after the date hereof (including the conversion price of any securities actually converted into Common Shares) and decreased by the redemption price of all common shares of beneficial interest redeemed after the date hereof, plus (y) a return on the amount set forth in (x) above, as adjusted, equal to 7% per annum compounded annually taking into account the timing of any such adjustments; provided, however, the amount set forth in (x) above shall be subject to increase, BUT NOT REDUCTION, as of the date that the Trust receives amounts awarded to it as a result of the entry of a final non-appealable order in the case entitled Paterno et al. v. State of California, by the amount so received by the Trust reduced by (i) all costs and expenses, including but not limited to attorneys' fees and expenses, paid by the Trust subsequent to November 26, 2003 in connection with the action, (ii) the amount of any subrogation claim due to the Trust's insurance carrier in connection with the action and (iii) $2,000,000.


                  (ii) "Distributions" means all distributions made after the date hereof in respect of common shares of beneficial interest of the Trust, including distributions of cash, debt obligations and the fair market value of other property and the fair market value of any consideration received in exchange for common shares of beneficial interest by reason of a merger or consolidation with a third party entity or other similar transaction. In the event of a merger, consolidation or other similar business combination transaction, the Advisor will receive a credit toward the Distribution amount equal to the fair market value of the consideration received by holders of common shares of beneficial interest of the Trust received in exchange for their common shares of beneficial interest of the Trust, including, but not limited to, the fair market value ascribed in the transaction to stock, preferred stock, debt instruments, cash, warrants, options, etc., received by the holders of common shares of beneficial interest of the Trust. Except as otherwise provided herein, "fair market value" shall be determined by the Board in good faith; provided, however, that if the Advisor disagrees in good faith with such determination, then the Advisor shall be entitled to seek arbitration in accordance with
         Section 7.4 herein with respect to this issue.

         (c) Time of Payment. The Incentive Fee shall be paid to the Advisor from time to time, as, when and if Excess Share Distributions are made to shareholders of the Trust. The Incentive Fee shall be deemed earned on the first date that Excess Share Distributions are made and shall not be subject to any claw-back, refund or offset for any reason, including as a result of an increase in the amount of the Hurdle from time to time. The amount of each payment of the Incentive Fee shall equal the entire Incentive Fee computed pursuant to Section 4.4(a), less the amount thereof which has theretofore been paid to the Advisor.

         4.5 JOINT INVESTMENT FEES. In the event that the Trust and the Advisor or an affiliate of the Advisor make a joint investment as permitted by the Stock Purchase Agreement, then the Advisor agrees to share with the Trust, in proportion to their respective investments, the amount of any fee or promoted interest payable to the Advisor or its affiliate by a third party in connection with entering into or structuring the transaction.

         4.6 OTHER SERVICES. Other than as specifically provided in this Agreement, or as approved in writing by a majority of independent Trustees of the Board, the Advisor shall not be compensated by the Trust for services rendered to the Trust. The Advisor shall disclose to the Board the terms of any sub-contracting arrangement entered into by the Advisor with third parties with respect to the services to be provided by the Advisor hereunder.


                                    ARTICLE V

                                 TRUST EXPENSES


         5.1 EXPENSES PAID BY ADVISOR. Without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall bear the following expenses of the Trust:

         (a) All direct and indirect remuneration and all other employment expenses of employees of the Advisor, including but not limited to, salaries, wages, payroll taxes and the costs of employee benefit plans, and fees, if any, paid to members of the Board who are employed by the Advisor;

         (b) rent, telephone, utilities, office furniture, equipment and machinery and other office expenses of the Advisor and the Trust; and

         (c) administrative expenses relating to performance by the Advisor of its duties hereunder other than payments to third parties as provided in Section 5.2.

         5.2 EXPENSES PAID BY THE TRUST. The following expenses relating to the operation and management of the Trust shall be paid by the Trust:

         (a) Underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and securities exchange or quotation system listing of the Trust's securities;

         (b) Fees and expenses paid to members of the Board who are not affiliated with the Advisor, independent advisors, consultants and other agents employed by or on behalf of the Trust;

         (c) The cost of borrowed money;

         (d) Third party expenses directly connected with the acquisition, disposition, ownership and operation of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, taxes and assessments on real property and all other taxes, utilities, maintenance, repair and improvement of property and expenses for which reimbursement or payment by the Trust is provided for under the Property Management Agreements);

         (e) Third party expenses connected with payments of dividends or interest or distributions in cash or any other form made to beneficiaries of the Trust;

         (f) All third party expenses connected with communications to the beneficiaries of the Trust including with the proxy solicitation materials and reports to holders of the Trust's beneficial interests;

         (g) Transfer agent's, registrar's and indenture trustee's fees and charges;

         (h) Legal, investment banking, and external accounting, auditing and tax return preparation fees and expenses;

         (i) Directors and officers liability insurance costs;

         (j) All expenses in connection with the beneficiaries' meetings;

         (k) All expenses relating to membership of the Trust in any trade or similar association; and

         (l) expenses relating to the employment of one full-time analyst, to be chosen at the discretion of the Advisor at a maximum salary of up to $125,000 per annum (subject to increase upon review by the Trust's Board of Trustees), for every $250 million of Gross Asset Value.


                                   ARTICLE VI

                         TERM OF AGREEMENT; TERMINATION


         6.1 TERM. This Agreement shall become effective on ________ ___, 2004 and shall continue in force for a period of one year and thereafter shall be automatically renewed for successive one-year periods unless terminated in accordance with the provisions of this Agreement.

         6.2 RIGHT OF TERMINATION. (a) Notwithstanding anything to the contrary contained in this Agreement, (i) the Trust may terminate this Agreement with or without cause upon sixty (60) days' prior written notice to the Advisor and (ii) the Advisor may terminate this Agreement with or without cause upon one hundred and twenty (120) days' prior written notice to the Trust. In addition, this Agreement may be terminated by the Trust at any time for "cause", defined as (i) the Advisor's continuous and intentional failure to perform its duties under this Agreement after written notice from the Trust to the Advisor of such non-performance; (ii) intentional misconduct by the Advisor which is materially injurious to the Trust, monetarily or otherwise; or (iii) the material breach by the Advisor of any of the material terms or conditions of this Agreement.

         (b) The Advisor shall have the continuing right, but not the obligation, to immediately terminate this Agreement from and after the date that the Exclusivity Agreement (as defined in the Stock Purchase Agreement) or the Covenant Agreement (as defined in the Stock Purchase Agreement) is, without the prior written consent of FUR, terminated by the Company or voided, in each case in whole or material part.

         6.3 TERMINATION FEE. (a) Upon termination of this Agreement in accordance with Section 6.1 or 6.2 above, the Trust will be obligated to pay the Advisor a termination fee equal to 20% of the difference between (x) the Deemed Excess Share Distributions less (y) the amount of Incentive Fees which have theretofore been paid to the Advisor in accordance with Section 4.4(a) hereto.

         (b) Definitions as used herein:

                  (i) "Deemed Excess Share Distributions" means the difference between (A) the aggregate of all Distributions in respect of all common shares of beneficial interest plus the Net Asset Amount (as defined below) and (B) the Hurdle, as of the date of termination..

                  (ii) "Net Asset Amount" means the difference between (x) the gross assets of the Trust as of the date of termination less (y) the total liabilities of the Trust as of the date of termination (including any amounts necessary to satisfy obligations due to holders of preferred shares of the Trust as liabilities), as determined by an appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by the Trust and the Advisor. If the Trust and the Advisor are unable to agree upon an appraisal firm, then each of the Trust and the Advisor is to choose an independent appraisal firm to conduct an appraisal. In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the Net Asset Amount is to be deemed to be the average of the appraisals, as prepared by each party's chosen appraiser, and (ii) if these two appraisals differ by more than 20% of such higher amount, the two appraisers together are to select a third appraisal firm to conduct an appraisal. If the two appraisers are unable to agree on the identity of such third appraiser, either of the Advisor and the Trust may request that the American Arbitration Association ("AAA") select the third appraiser. The Net Asset Amount then is to be the amount determined by such third appraiser, but in no event less then the lower of the two initial appraisals or more than the higher of such two initial appraisals. Each party shall pay the costs of the appraisals chosen by it, and each party shall pay one half of the costs of the third appraiser. Any appraisal hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers.

         6.4 CONTINUED RESPONSIBILITY. Notwithstanding termination of this Agreement as provided above, the Advisor agrees to use its best efforts in the performance of its duties under this Agreement until the effective date of the termination of this Agreement.

         6.5 RESPONSIBILITIES UPON TERMINATION. Upon termination of this Agreement, the Advisor shall forthwith deliver the following to the Trust, as applicable, on the effective date of termination:

         (a) A final accounting reflecting the balance of funds held on behalf of the Trust as of the date of termination; and

         (b) All files, records, documents and other property of any kind relating to the Trust, including, but not limited to, computer records, contracts, leases, warranties, bank statements, rent rolls, employment records, plans and specifications, inventories, correspondence, tenant records, receipts, paid and unpaid bills or invoices, maintenance records.

         (c) Agreements to terminate all property management, construction management and other agreements with affiliates of the Advisor and third parties retained on a subcontracting basis by the Advisor, in each case, with respect to the services to be provided by the Advisor hereunder.


                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         7.1 NOTICE. Any notice required or permitted under this Agreement shall be in writing and shall be given by being delivered to the following addresses or fax numbers of the parties hereto:


         To the Trust:   First Union Real Estate Equity and Mortgage Investments
                         [address]

         To the Advisor: FUR Advisors LLC
                         [Address]

or to such other address or fax number as may be specified from time to time by such party in writing.

         7.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement shall not be amended or modified in any respect unless agreed to in writing by the Trust and the Advisor.

         7.3 GOVERNING LAW. This Agreement shall be construed, interpreted and applied in accordance with, and shall be governed by, the laws of the State of New York without reference to principles of conflicts of law.

         7.4 ARBITRATION. Any dispute or controversy between the Advisor or any of its employees and the Trust or any of its affiliates arising in connection with this Agreement, any amendment thereof, or the breach thereof shall be determined and settled by arbitration in New York, New York, by a panel of three arbitrators in accordance with the rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon the Trust, its affiliates and the Advisor and their respective legal representatives and judgment may be entered in any court having jurisdiction thereof. The expenses of such arbitration shall be paid by the party against whom the award shall be entered, unless otherwise directed by the arbitrators.

         7.5 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Advisor shall be permitted to assign this Agreement or any of its rights hereunder, and delegate any and all of its responsibilities and obligations hereunder, to any of its affiliates without the consent of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                        FIRST UNION REAL ESTATE EQUITY AND
                                        MORTGAGE INVESTMENTS


                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:



                                        [Advisor]


                                        By:
                                            -----------------------------------
                                            Name:
                                            Title: